EXHIBIT 99.1




                                                                      ANN TAYLOR
                                                                    NEWS RELEASE
                                                            142 West 57th Street
                                                            New York, N.Y. 10019



                     ANNTAYLOR STORES CORPORATION ANNOUNCES
                    EXTENSION OF 5-YEAR BANK CREDIT FACILITY

New York, New York, November 14, 2003 - AnnTaylor Stores Corporation (NYSE: ANN) announced today that it has successfully amended and restated its senior secured $175,000,000 revolving credit facility. This amended facility, which expires in November 2008, replaces the $175,000,000 revolving credit facility that was scheduled to expire in April 2004.

Banc of America Securities was the Lead Arranger and Bank of America was the Administrative Agent for the facility. Other titled roles included JPMorgan Chase Bank and Wachovia Bank, as Syndication Agents, and Fleet Retail Group and The CIT Group/Business Credit, as Documentation Agents. The facility was syndicated with a total of 9 banks participating. It will primarily be used for working capital, letters of credit and other general corporate purposes.

Ann Taylor is one of the country's leading women's specialty retailers, operating 639 stores in 43 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.



FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

                                      o o o

Contact:

Barry Erdos
Chief Operating Officer
(212) 541-3318

Doreen Riely
Director of Investor Relations
(212) 541-3484